EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of  statements on Schedule 13G (including amendments thereto) and Schedule 13D (including amendments thereto)  with respect to the common stock, par value $0.01 per share, of Distributed Energy Systems Corp., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this March 3, 2008.

This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.

(1)	Morgan Stanley 1585 Broadway New York, New York 10036

(2)	Morgan Stanley Renewables Inc. c/o Morgan Stanley 1585 Broadway New York, New York 10036

(3)	Morgan Stanley Wind LLC c/o Morgan Stanley 1585 Broadway New York, New York 10036

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Issuer & Ticker Symbol: Distributed Energy Systems Corp (DESC)
Date of Event Requiring Statement: 3/7/2007

Date: March 3, 2008

MORGAN STANLEY

By:	/s/ Dennine Bullard
Name: Dennine Bullard
Title: Authorized Signatory

MORGAN STANLEY RENEWABLES INC.

By:	/s/ Edward Levin
Name: Edward Levin
Title: Authorized Signatory

MORGAN STANLEY WIND LLC

By:	/s/ Edward Levin
Name: Edward Levin
Title: Authorized Signatory

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